Exhibit 10.4

Annex to Contract of Employment

With effect from 15.02.2000, between

Franklin Electronic Publishers Deutschland GmbH, represented by its sole shareholder, Franklin Electronic Publishers Euro-Holdings B.V.

And

Mr. Walter Schillings

it is hereby agreed the amendment of Paragraph II, subparagraph 2 and subparagraph 3 (which shall become void) of the service agreement of March 11, 1996 in the actual version, last amended with the supplement of 01.Oct.1999, as follows:

(2)	The terms and conditions of the service agreement with Mr. Schillings shall be continued under a fixed duration period of three years with effect from February 15th 2000 through February 14th 2003. Any extension of this service agreement past February 14, 2003 shall be consummated by the parties, if at all, not later than six month prior to the end of this fixed term, that is prior to August 15th 2002.

In case that the service agreement will be terminated on initiation of Franklin without “important cause” for reasons other than change of control of Franklin Electronic Publishers Inc., Mr. Schillings will receive as compensation in complete satisfaction of this service agreement a payment equal to his then current salary for the remainder of the term. For the purpose of determination of the annual bonuspayment, the business result at the time of termination shall be decisive. “Important Cause” is defined in particular but not limited to as dishonesty, fraud or gross negligence.

If a change of control of Franklin Electronic Publishers Inc. occurs and the service agreement will be terminated on initiation of Franklin prior to the ending of the duration period, Mr, Schillings will receive two years the then current salary or the then current salary for the completion of the term, whichever is greater, in complete satisfaction of this service agreement. For the purpose of determination of the annual bonus payment, the business result at the time of termination shall be decisive.

In case the service agreement shall be terminated on initiation of Mr. Schillings prior to the ending of the duration period, he agrees to continue all his management duties and responsibilities for at least of a six month period since the written declaration that he wants to terminate the service agreement.

den : 9.5.2000

/s/	/s/ Walter Schillings
Franklin Electronic Publishers (Deutschland) GmbH	Walter Schillings

2